EXHIBIT 99.1

 Cascade Natural Gas Corporation Announces Fiscal 2004 Fourth Quarter
                        and Full Year Earnings

    SEATTLE--(BUSINESS WIRE)--Nov. 10, 2004--Cascade Natural Gas Corporation (NYSE:CGC) reported fiscal 2004 earnings of $13.3 million, equivalent to $1.19 per share compared to $9.1 million, or $0.82 per share for fiscal 2003. For the fourth quarter, the Company reported a seasonal loss of $3.0 million equivalent to $0.26 per share compared to a loss of $2.4 million, or $0.22 per share in fiscal 2003.

    Financial and operating highlights

    Operating margin (revenue minus gas costs and revenue taxes) is generally a function of customer growth and gas usage per customer. There were 8,000 additional residential and commercial customers in fiscal 2004 compared to fiscal 2003, contributing $2.2 million of additional margin. Average gas usage per residential and commercial customer was higher by 2.7% contributing $943,000 in additional margin. The increased consumption is largely explained by cooler weather. Heating degree-days were 3% higher than in fiscal 2003, but 4% lower than the average for the past five years.
    Industrial distribution operating margin was flat with fiscal 2003. Increases occurred in the first and second quarters followed by a flat third quarter and a decline in the fourth quarter. An upward trend in industrial consumption resulting from a slowly recovering Northwest economy was reversed in the third and fourth quarters due primarily to wholesale gas prices going up significantly from earlier in the year.
    Electric generation margin was down $1 million for the year with the decline attributable to an abundance of lower cost hydroelectric supplies and weaker demand early in the year, and later to the high wholesale price of gas.
    Gas management services margin was down $1.4 million from last year. Increased competition for sales of gas supplies to large-volume customers reduced the number of customers contracting with Cascade for gas supplies and lowered mark-ups available from such sales. The comparison excludes an $836,000 favorable mark-to-market valuation in fiscal 2004, a $315,000 negative valuation in 2003, and an $865,000 negative 2003 effect from cancellation of a gas supply contract. These items had a $0.05 favorable and a $0.07 negative effect on fiscal year 2004 and 2003 respectively.
    For the fourth quarter, residential and commercial operating margins were up $220,000 compared to the prior year reflecting an increase in the number of customers served. The fourth quarter traditionally has the lowest level of customer consumption consistent with lower space heating needs during the warm months of July, August, and September. Industrial distribution margin declined $270,000 and electric generation operating margin was down $353,000 in the fourth quarter largely due to the high cost of natural gas.
    Operating expense management resulted in a fiscal 2004 improvement of $5 million. An expense reduction of $4.5 million stemmed from fiscal 2003 management actions to change benefits. These changes decreased Cascade's salaried defined benefit retirement plan costs, and retiree medical plan costs. Included in the comparison are fiscal 2003 retirement plans curtailment charges of $1.5 million, or $0.09 per share. Also affecting the comparison is a $525,000, equivalent to $0.03 per share, fiscal 2003 fourth quarter management restructuring charge.
    The automated meter reading project completed in September will contribute additional efficiency and meter reading accuracy. A further improvement initiative is the February 2005 consolidation of our 15 customer service centers to one center located in Bellingham, Washington. The new approach is expected to reduce costs, improve customer service, reduce write-offs for nonpaying customers, and improve service representative training efficiencies. When fully implemented, these two projects will result in reductions or redeployment of 45 employees.
    The fourth quarter comparison was $587,000 favorable. Besides the fiscal 2003 management restructuring charge, operating expenses were essentially flat to last year.
    Capital Spending in fiscal 2004 was $39 million, an increase of $11.3 million over fiscal 2003. The Automated Meter Reading project, completed in September three months ahead of plan, accounted for $12.5 million of total spending and $8.8 million of the increase over fiscal 2003.
    Depreciation expense is up approximately $986,000 to $16.3 million in fiscal 2004. The increase corresponds with the capital spending for the year.
    Capital requirements are being met with a $60 million credit agreement and a $110 million S.E.C. "shelf" registration available for issuance of debt or equity. A $4 million Medium-Term-Note was paid in October 2004 and an additional $10 million matures and will be paid later in fiscal 2005. Management expects to replace these maturing notes with a combination of internal cash flow, short-term debt and long-term financing.
    Fiscal year 2005 earnings are projected to be between $1.15 to $1.20 per share. Expectations are based on residential and commercial per-customer consumption levels similar to fiscal 2004, essentially no increase in industrial and electric distribution margins, and a decline in gas management revenue. Projections do not include potential effects of mark-to-market valuations and costs of conducting a CEO search to replace W. Brian Matsuyama, who is beginning to move toward retirement from a management role.
    The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable November 15, 2004 to shareholders of record at October 15, 2004.
    The Company will host a live web-cast to discuss the quarter and full year results on November 12 at 7:30 a.m. pacific time. To listen to the call, log on to our web site, cngc.com and select "Investors," then click the live web-cast icon.
    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 214,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

    Forward-looking statement

    Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy and other sellers of energy, consolidation in the energy industry, performance issues with key natural gas suppliers, the capital-intensive nature of the Company's business, regulatory issues, including the need for adequate and timely rate relief to recover capital and operating costs and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to "bypass" or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company's service area.


                    Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                      Fourth Quarter Fiscal 2004

                                     Fiscal Year 2004
                     -------------------------------------------------

                               Three Months Ended
                     --------------------------------------   Year
                                                               to
                      Dec 31    Mar 31    Jun 30    Sep 30    Date
                     --------- --------- --------- -------- ----------

Revenues             $104,885  $119,454  $ 52,077  $ 41,662  $318,078
Operating Margin       30,694    32,142    16,637    14,335    93,808
Cost of Operations     14,940    15,279    14,625    15,717    60,561
                      --------  --------  --------  --------  --------

Operating Income
 (Loss)                15,754    16,863     2,012    (1,382)   33,247
Interest and Other      3,116     3,121     3,100     3,049    12,386
Income Taxes            4,613     4,920      (505)   (1,469)    7,559
                      --------  --------  --------  --------  --------

Net Income (Loss)    $  8,025  $  8,822  $   (583) $ (2,962) $ 13,302

Common Shares
 Outstanding:
  End of Period        11,181    11,210    11,241    11,268    11,268
  Average              11,158    11,196    11,227    11,254    11,209

Earnings (Loss) Per
 Share
  Basic              $   0.72  $   0.79  $  (0.05) $  (0.26) $   1.19
  Diluted            $   0.72  $   0.79  $  (0.05) $  (0.26) $   1.19

Dividends Paid per
 share               $   0.24  $   0.24  $   0.24  $   0.24  $   0.96

Capital Expenditures
 (net)               $ 10,216  $  9,672  $  9,557  $  9,575  $ 39,020

Book Value Per Share $  10.61  $  11.15  $  10.89  $  10.52  $  10.52

Market Closing Price $  21.09  $  21.79  $  22.07  $  21.23  $  21.23

Active Customers (End
 of Period)               216       218       215       214       214

Gas Deliveries
 (Therms):
  Residential &
   Commercial          86,070    96,038    33,746    21,900   237,754
  Industrial & Other  260,887   223,894   182,387   229,431   896,599

Degree Days
  5-Year Average        2,044     2,275       874       229     5,422
  Actual                2,106     2,249       661       196     5,212

Colder (warmer) than
 5-year avg.                3%      (1%)     (24%)     (14%)      (4%)

Colder (warmer) than
 prior year                 4%       10%     (20%)       40%        3%


                                     Fiscal Year 2003
                      ----------------------------------------------

                               Three Months Ended
                      -------------------------------------   Year
                                                             Ended
                       Dec 31    Mar 31    Jun 30   Sep 30   Sep 30
                      --------- --------- -------- -------- --------

Revenues             $100,496  $109,286  $ 53,793  $ 39,180  $302,755
Operating Margin       29,509    29,647    17,328    14,191    90,675
Cost of Operations     15,789    15,749    17,249    15,597    64,384
                      --------  --------  --------  --------  --------

Operating Income
 (Loss)                13,720    13,898        79    (1,406)   26,291
Interest and Other      3,199     3,112     3,197     2,946    12,454
Income Taxes            3,840     3,937    (1,138)   (1,906)    4,733
                      --------  --------  --------  --------  --------

Net Income (Loss)    $  6,681  $  6,849  $ (1,980) $ (2,446) $  9,104

Common Shares
 Outstanding:
  End of Period        11,045    11,071    11,101    11,132    11,132
  Average              11,045    11,057    11,086    11,114    11,075

Earnings (Loss) Per
 Share
  Basic              $   0.61  $   0.62  $  (0.18) $  (0.22) $   0.82
  Diluted            $   0.60  $   0.62  $  (0.18) $  (0.22) $   0.82

Dividends Paid per
 share               $   0.24  $   0.24  $   0.24  $   0.24  $   0.96

Capital Expenditures
 (net)               $  5,524  $  5,254  $  6,063  $ 10,852  $ 27,693

Book Value Per Share $  10.70  $  11.10  $  10.70  $  10.11  $  10.11

Market Closing Price $  20.00  $  19.40  $  19.10  $  19.60  $  19.60

Active Customers (End
 of Period)               207       209       207       206       206

Gas Deliveries
 (Therms):
  Residential &
   Commercial          79,638    84,967    37,465    20,741   222,811
  Industrial & Other  260,369   252,025   176,667   250,041   939,102

Degree Days
  5-Year Average        2,066     2,275       838       236     5,415
  Actual                2,027     2,049       826       140     5,042

Colder (warmer) than
 5-year avg.              (2%)     (10%)      (1%)     (41%)      (7%)

Colder (warmer) than
 prior year               (1%)     (13%)      (2%)     (38%)      (8%)


    CONTACT: Cascade Natural Gas Corporation
             J. D. Wessling, 206-381-6710